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Mylan Reports Fourth Quarter and Full Year 2018 Results and Provides 2019 Guidance
HERTFORDSHIRE, ENGLAND AND PITTSBURGH - February 26, 2019 - Mylan N.V. (NASDAQ: MYL) today announced its financial results for the fourth quarter and the year ended December 31, 2018 and provided 2019 guidance.
Fourth Quarter 2018 Financial Highlights

•	Total revenues of $3.08 billion, down 5% compared to the prior year period

◦	Rest of World segment net sales of $851.4 million, up 4%, up 11% on a constant currency basis

◦	Europe segment net sales of $1.09 billion, up 1%, up 5% on a constant currency basis

◦
North America segment net sales of $1.10 billion, down 16%, on an actual and constant currency basis, primarily due to lower volumes on existing products, which was primarily driven by actions associated with the restructuring and remediation activities at the Morgantown plant and the timing of purchases of our products by customers, as well as the impact of the implementation of new accounting standards

•	U.S. GAAP diluted earnings per ordinary share ("U.S. GAAP EPS") of $0.10, down 78% over the prior year period

•	Adjusted diluted earnings per ordinary share ("adjusted EPS") of $1.30, down 9% over the prior year period
Full Year 2018 Financial Highlights

•	Total revenues of $11.43 billion, down 4% compared to the prior year

◦	Rest of World segment net sales of $3.02 billion, up 7%, up 10% on a constant currency basis

◦	Europe segment net sales of $4.16 billion, up 5%, up 1% on a constant currency basis

◦
North America segment net sales of $4.10 billion, down 18%, on an actual and constant currency basis, primarily due to lower volumes on existing products, including the EpiPen® Auto-Injector sales, which was primarily driven by the divestiture of certain contract manufacturing assets, the loss of exclusivity of certain products, actions associated with the restructuring and remediation activities at the Morgantown plant and the timing of purchases of our products by customers, as well as the impact of the implementation of new accounting standards

•	U.S. GAAP EPS of $0.68, down 47% compared to the prior year

•	Adjusted EPS of $4.58, up slightly when compared to the prior year

•	U.S. GAAP net cash provided by operating activities of $2.34 billion, up 13% compared to $2.06 billion in the prior year period

•	Adjusted free cash flow of $2.71 billion, up 3% compared to $2.63 billion in the prior year period
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
Mylan CEO Heather Bresch commented: “Our 2018 results were strong, especially in light of the fact that we had lower than expected uptake on generic Copaxone and did not receive our generic Advair approval, demonstrating once again the resiliency of our business model. We adapted quickly and strategically to market conditions, while at the same time remained a leader for the generics industry and an advocate for changes to the current structural issues in the U.S. healthcare system that hinder access to generics.
“Looking forward, I can confidently say, through leveraging the diversification across our commercial, operational and scientific platforms, we feel incredibly positive about our ability to deliver a strong top-line financial performance in 2019. Specifically, we expect to generate total revenues of between $11.5 billion and $12.5 billion, reflecting top-line growth across all three of our geographic segments.
“Our business model is predicated on prioritizing long-term sustainable growth. Therefore, we will be making incremental investments in our sales and marketing and research and development efforts. As a result, we expect to deliver 2019 adjusted EPS in the range of $3.80 to $4.80. Additionally, we expect to generate adjusted free cash flows between $1.9 billion and $2.3 billion. At the same time, we are putting a highly disciplined financial lens to unlock latent value from the assets we’ve integrated as we transition to a business model that is predominantly driven by organic growth.”
Mylan President Rajiv Malik added: “We’re pleased with our results from 2018 and continue to be extremely proud of our scientific achievements over the past year. In 2019, you can expect us to move our portfolio and pipeline up the value chain, invest organically in our key brands and execute on our impressive commercial assets around the world. We anticipate growth of more than $1 billion in new launches, nearly all of which have already been approved, and which reflects a heavier weighting on specialty and complex generic products aligned with the evolution of the pharmaceutical industry.”
Mylan CFO Ken Parks added: "Mylan continued to generate strong cash flow with more than $2.7 billion of adjusted free cash flow for 2018, an increase of $86 million compared to the prior year and above the high-end of our initial guidance range for 2018. 2018 adjusted free cash flow conversion was healthy at approximately 115 percent of adjusted net earnings of $2.4 billion, another measure of the strength and durability of the cash flow generating capabilities of our business. In 2019, we remain committed to deleveraging and intend to repay at least $1.1 billion of debt during the year. We also remain fully committed to maintaining our investment grade credit rating."

Financial Summary

	Three Months Ended			Year Ended
	December 31,			December 31,
(Unaudited; in millions, except per share amounts and %s)	2018	2017	Percent Change	2018	2017	Percent Change
Total Revenues (1)	$3,078.7	$3,238.9	(5)%	$11,433.9	$11,907.7	(4)%
North America Net Sales	1,097.1	1,302.9	(16)%	4,095.6	4,969.6	(18)%
Europe Net Sales	1,087.0	1,071.2	1%	4,157.3	3,958.3	5%
Rest of World Net Sales	851.4	815.7	4%	3,015.8	2,832.1	7%
Other Revenues	43.2	49.1	(12)%	165.2	147.7	12%

U.S. GAAP Gross Profit	$1,015.6	$1,294.6	(22)%	$4,001.6	$4,783.1	(16)%
U.S. GAAP Gross Margin	33.0%	40.0%		35.0%	40.2%
Adjusted Gross Profit (2)	$1,681.1	$1,797.5	(6)%	$6,181.3	$6,419.2	(4)%
Adjusted Gross Margin (2)	54.6%	55.5%		54.1%	53.9%

U.S. GAAP Net Earnings	$51.2	$244.3	(79)%	$352.5	$696.0	(49)%
U.S. GAAP EPS	$0.10	$0.46	(78)%	$0.68	$1.30	(47)%
Adjusted Net Earnings (2)	$669.7	$765.3	(12)%	$2,364.8	$2,444.8	(3)%
Adjusted EPS (2)	$1.30	$1.43	(9)%	$4.58	$4.56	—%

EBITDA (2)	$841.2	$962.2	(13)%	$3,029.3	$3,301.4	(8)%
Adjusted EBITDA (2)	$1,006.5	$1,123.6	(10)%	$3,622.9	$3,791.0	(4)%
___________

(1)	Amounts exclude intersegment revenue that eliminates on a consolidated basis.

(2)	Non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Fourth Quarter 2018 Financial Results
Total revenues were $3.08 billion in the fourth quarter of 2018, compared to $3.24 billion in the prior year period, representing a decrease of $160.2 million, or 5%. Total revenues include both net sales and other revenues from third parties. Net sales for the current quarter were $3.04 billion compared to $3.19 billion for the prior year period, a decrease of $154.3 million, or 5%. Other revenues for the current quarter ended December 31, 2018 were $43.2 million, compared to $49.1 million for the comparable prior year period, a decrease of $5.9 million.
The decrease in net sales included a decrease in the North America segment of 16% which was partially offset by increases in the Europe segment of 1% and in the Rest of World segment of 4%. The overall decrease in net sales was primarily driven by a decrease in net sales from existing products. Net sales from existing products, partially offset by new product launches, decreased on a constant currency basis by approximately $17.2 million primarily as a result of lower volumes and pricing. Net sales were also negatively impacted by approximately $40.0 million due to the adoption of new accounting standards. Mylan’s net sales were unfavorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in the European Union (EU), India, and Australia. The unfavorable impact of foreign currency translation on current quarter net sales was approximately $97.2 million, resulting in a decrease in constant currency net sales of approximately $57.1 million, or 2%. Below is a summary of net sales in each of our segments for the three months ended December 31, 2018:

•
Net sales in the North America segment totaled $1.10 billion in the current quarter, a decrease of $205.8 million or 16% when compared to the prior year period. Net sales were negatively impacted in the current quarter due to a decline in sales of existing products, driven by lower volumes, and to a lesser extent, lower pricing, partially offset by new product sales. The decline in volumes was primarily driven by actions associated with the restructuring and remediation activities at the Morgantown manufacturing plant and the timing of purchases of our products by customers. In addition, net sales were negatively impacted by approximately $50.6 million related to the implementation of new accounting standards. The impact of foreign currency translation on current period net sales was insignificant within North America.

•
Net sales in the Europe segment totaled $1.09 billion in the current quarter, an increase of $15.8 million or 1% when compared to the prior year period. The increase was primarily the result of higher volumes on existing products and new product sales. These were partially offset by the unfavorable impact of foreign currency translation and lower pricing on existing products. The unfavorable impact of foreign currency translation on the current period was approximately $39.5 million, or 4%. Constant currency net sales increased by approximately $55.3 million, or 5% when compared to the prior year.

•
Net sales in the Rest of World segment totaled $851.4 million in the current quarter, an increase of $35.7 million or 4% when compared to the prior year period. This increase was primarily driven by new product sales and, to a lesser extent, higher volumes of existing products including higher sales of key brands in China. The increase in net sales as a result of new products was primarily due to new product sales in China, Australia, and Japan. The increase in net sales was partially offset by the unfavorable impact of foreign currency translation and lower pricing in the region. The unfavorable impact of foreign currency translation was $55.2 million, or 7%. Constant currency net sales increased by approximately $90.9 million, or 11% when compared to the prior year.

U.S. GAAP gross profit for the three months ended December 31, 2018 was $1.02 billion and U.S. GAAP gross margins were 33%. For the three months ended December 31, 2017, U.S. GAAP gross profit was $1.29 billion and U.S. GAAP gross margins were 40%. U.S. GAAP gross margins were negatively impacted by approximately 270 basis points related to the incremental amortization from product acquisitions and intangible asset impairment charges and by approximately 240 basis points as a result of incremental manufacturing expenses, site remediation expenses and incremental restructuring charges incurred during the current quarter principally as a result of the activities at the Company’s Morgantown plant. U.S. GAAP gross margins were also negatively impacted as a result of lower gross profit from the sales of existing products partially offset by gross margins on new product introductions primarily in North America. Adjusted gross profit was $1.68 billion and adjusted gross margins were 55% for the three months ended December 31, 2018 compared to adjusted gross profit of $1.80 billion and adjusted gross margins of 55% in the prior year period. Adjusted gross margins were negatively impacted by lower gross profit from sales of existing products partially offset by gross margins on new product introductions primarily in North America.
R&D expense for the three months ended December 31, 2018 was $148.8 million, compared to $202.4 million for the prior year period. This decrease was primarily due to lower expenditures related to the Company’s respiratory programs, lower expenses due to the reprioritization of global programs and higher payments in the prior year period related to licensing arrangements for products in development.
SG&A expense for the three months ended December 31, 2018 was $632.9 million, compared to $659.0 million for the prior year period. The decrease is primarily due to lower restructuring charges and the benefits of integration activities.
During the three months ended December 31, 2018, the Company recorded a net charge of $1.1 million for litigation settlements and other contingencies, net, compared to a net charge of $12.7 million in the comparable prior year period. The decrease from the comparable prior year period was primarily a result of the prior year's fair value adjustment to the contingent consideration related to the 2016 acquisition of the non-sterile, topicals-focused business of Renaissance Acquisition Holdings, LLC.
U.S. GAAP net earnings decreased by $193.1 million to $51.2 million for the three months ended December 31, 2018, compared to U.S. GAAP net earnings of $244.3 million for the prior year period and U.S. GAAP EPS decreased to $0.10 from $0.46 in the prior year period. The Company recognized a U.S. GAAP income tax provision of $25.8 million for the three months ended December 31, 2018, compared to a U.S. GAAP income tax provision of $82.8 million for the comparable prior year period. Adjusted net earnings decreased by $95.6 million to $669.7 million as compared to $765.3 million for the prior year period and adjusted EPS decreased to $1.30 from $1.43 in the prior year period.
EBITDA was $841.2 million for the current quarter and $962.2 million for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $1.01 billion for the current quarter and $1.12 billion for the comparable prior year period.

Year Ended December 31, 2018 Financial Results
For the year ended December 31, 2018, Mylan reported total revenues of $11.43 billion, compared to $11.91 billion for the prior year period, representing a decrease of $473.8 million, or 4%. Net sales for the year ended December 31, 2018 were $11.27 billion, compared to $11.76 billion for the prior year period, representing a decrease of $491.3 million, or 4%. Other revenues for the year ended December 31, 2018 were $165.2 million, compared to $147.7 million for the prior year period, an increase of $17.5 million. The increase in other revenues was primarily the result of consideration received from the licensing of intellectual property during the current year.
The decrease in net sales included a decrease in the North America segment of 18%. This decrease was partially offset by increases in the Europe segment of 5% and in the Rest of World segment of 7%. The overall decrease in net sales was primarily driven by a decrease in net sales from existing products. Net sales from existing products, partially offset by new product sales, decreased on a constant currency basis by approximately $443.6 million primarily as a result of lower volumes, and to a lesser extent, pricing. Net sales were also negatively impacted by approximately $104.5 million due to the adoption of new accounting standards. Mylan’s net sales were favorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in the EU, which was partially offset by the unfavorable impact from changes in the Indian Rupee and the Australian Dollar. The favorable impact of foreign currency translation on current year net sales was approximately $56.7 million resulting in a decrease in constant currency net sales of approximately $548.0 million, or 5%. Below is a summary of net sales in each of our segments for the year ended December 31, 2018.

•
Net sales in the North America segment totaled $4.10 billion, a decrease of $874.0 million or 18% from the prior year. This decrease was due primarily to lower volumes on existing products, including the EpiPen® Auto-Injector, partially offset by new product sales. The decline in volumes was primarily driven by the divestiture of certain contract manufacturing assets, the loss of exclusivity of certain products, actions associated with the restructuring and remediation activities at the Morgantown manufacturing plant and the timing of purchases of our products by customers. In addition, net sales were negatively impacted by $149.7 million related to the implementation of new accounting standards. Pricing also declined when compared to the prior year. The impact of foreign currency translation on current period net sales was insignificant within North America.

•
Net sales in the Europe segment totaled $4.16 billion, an increase of $199.0 million or 5% from the prior year. This increase was primarily the result of the favorable impact of foreign currency translation, new product sales, and to a lesser extent, higher volumes of existing products. The favorable impact of foreign currency translation was approximately $144.5 million, or 4%. Partially offsetting these items was lower pricing on existing products. Constant currency net sales increased by approximately $54.5 million, or 1% when compared to the prior year.

•
Net sales in the Rest of World segment totaled $3.02 billion, an increase of $183.7 million or 7% from the prior year. This increase was primarily the result of new product sales, and to a lesser extent, higher volumes of existing products including higher sales of key brands in China. The increase in net sales as a result of new products was primarily due to new product sales from the Company’s anti-retroviral therapy franchise combined with new product sales in Australia, Japan and China. The increase in net sales was partially offset by lower pricing on existing products and the unfavorable impact of foreign currency translation. Overall, net sales from Rest of World were unfavorably impacted by the effect of foreign currency translation of approximately $88.6 million, or 3%. Constant currency net sales increased by approximately $272.3 million, or 10%.

U.S. GAAP gross profit for the year ended December 31, 2018 was $4.00 billion and U.S. GAAP gross margins were 35%. For the year ended December 31, 2017, U.S. GAAP gross profit was $4.78 billion and U.S. GAAP gross margins were 40%. U.S. GAAP gross margins were negatively impacted by approximately 270 basis points related to the incremental amortization from product acquisitions and intangible asset impairment charges. U.S. GAAP gross margins were also negatively affected by approximately 220 basis points as a result of incremental manufacturing expenses, site remediation expenses and incremental restructuring charges incurred during the year principally as a result of the activities at the Company’s Morgantown plant. In addition, U.S. GAAP gross margins were negatively impacted as a result of lower gross profit from the sales of existing products partially offset by gross margins on new product introductions primarily in North America. Adjusted gross profit was $6.18 billion and adjusted gross margins were approximately 54% for the year ended December 31, 2018, compared to adjusted gross profit of $6.42 billion and adjusted gross margins of approximately 54% for the year ended December 31, 2017. Adjusted gross margins were negatively impacted by lower gross profit from sales of existing products partially offset by gross margins on new product introductions primarily in North America.
R&D expense for the year ended December 31, 2018 was $704.5 million, compared to $783.3 million for the prior year, a decrease of $78.8 million. This decrease was primarily due to lower expenditures related to the Company’s respiratory programs and lower expenses due to the reprioritization of global programs.
SG&A expense for the year ended December 31, 2018 was $2.44 billion, compared to $2.58 billion for the prior year, a decrease of $134.7 million. The decrease is primarily due to the benefits of integration activities, lower restructuring charges, lower acquisition-related costs of approximately $48.0 million, and reduced share-based compensation expense primarily due to the reversal of all of the cumulative expense totaling $70.6 million related to the Company’s One-Time Special Performance-Based Five-Year Realizable Value Incentive Program during the year ended December 31, 2018. These decreases were partially offset by an increase in bad debt expense of approximately $26.5 million related to a special business interruption event for one customer, and $20.0 million of compensation expense as an additional discretionary bonus for a certain group of employees. None of the employees eligible for this bonus are named executive officers.
During the year ended December 31, 2018, the Company recorded a net gain of $49.5 million for litigation settlements and other contingencies, net, compared to a net gain of $13.1 million in the prior year. The increase is due to lower charges for litigation settlements partially offset by lower gains on contingent consideration adjustments in 2018 compared to the prior year.
U.S. GAAP net earnings decreased by $343.5 million to $352.5 million for the year ended December 31, 2018, compared to $696.0 million for the prior year. U.S. GAAP EPS decreased from $1.30 to $0.68 in the current year. The Company recognized an income tax benefit of $54.1 million in the current year, compared to an income tax provision of $207.0 million for the prior year period. Adjusted net earnings decreased to $2.36 billion in the current year from $2.44 billion in the prior year and adjusted EPS increased to $4.58 in the current year from $4.56 in the prior year.
EBITDA was $3.03 billion for the year ended December 31, 2018, and $3.30 billion for the prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $3.62 billion for the year ended December 31, 2018 and $3.79 billion for the prior year period.
Cash Flow
U.S. GAAP net cash provided by operating activities was $2.34 billion for the year ended December 31, 2018 compared to $2.06 billion for the prior year period. Capital expenditures were approximately $252.1 million for the year ended December 31, 2018 compared to approximately $275.9 million for the comparable prior year. Adjusted net cash provided by operating activities was $2.97 billion for the year ended December 31, 2018 compared to $2.88 billion for the prior year period. Adjusted free cash flow, defined as adjusted net cash provided by operating activities less capital expenditures, was $2.71 billion for the year ended December 31, 2018, compared to $2.63 billion in the prior year period.

Guidance
Mylan expects 2019 total revenues in the range of $11.50 billion to $12.50 billion, the midpoint of which represents an increase of 5% versus 2018. As discussed in the "Non-GAAP Financial Measures" section below, Mylan is not otherwise providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure. Adjusted EPS is expected to be in the range of $3.80 to $4.80, the midpoint of which represents a decrease of 6% versus 2018.
The following table provides a summary of Mylan's 2019 full year guidance ranges.
Full Year 2019 Financial Guidance

(In millions, except for Adjusted EPS and %s)	2019 Guidance Range	2019 Midpoint
Total Revenues	$11,500 - $12,500	$12,000
Adjusted Gross Margins	53.0% - 54.0%	53.5%
Adjusted R&D as % of Total Revenues	4.5% - 5.5%	5.0%
Adjusted SG&A as % of Total Revenues	21.0% - 22.0%	21.5%
Adjusted EBITDA	$3,300 - $3,900	$3,600
Adjusted Net Earnings	$2,000 - $2,500	$2,250
Adjusted EPS	$3.80 - $4.80	$4.30
Capital Expenditures	$250 - $400	$325
Adjusted Free Cash Flow	$1,900 - $2,300	$2,100
Adjusted Effective Tax Rate	19.0% - 20.0%	19.5%
Average Diluted Shares Outstanding	515.0 - 519.0	517.0

Key Exchange Rates Used for 2019 Guidance
Australian Dollar ($ / AUD)	1.38
British Pound ($ / GBP)	0.76
Canadian Dollar ($ / CAD)	1.30
Euro ($ / EUR)	0.85
Indian Rupee (INR / $)	70.00
Japanese Yen (JPY / $)	112.97
Q4 2018 Earnings Call and 2019 Guidance
As previously announced, Mylan N.V. will host a webcast at 5:00 p.m. ET today to discuss the Company's financial results for the fourth quarter and year ended December 31, 2018, along with financial guidance for 2019. The webcast can be accessed live by calling 855.493.3607 or 346.354.0950 for international callers (ID#: 9783018) or at the following address on the Company's website: investor.mylan.com. The “Q4 2018 Earnings Call & 2019 Guidance” presentation, which will be referenced during the call can be found at investor.mylan.com. A replay of the webcast also will be available on the website.
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EPS, constant currency net sales, constant currency total revenues, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, adjusted R&D, adjusted SG&A, adjusted R&D as a % of total revenues, adjusted SG&A as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other expense (income), net, adjusted effective tax rate, notional debt to Credit Agreement Adjusted EBITDA, long-term average debt to Credit Agreement Adjusted EBITDA leverage ratio, adjusted net cash provided by operating activities and adjusted free cash flow are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric and the adjusted free cash flow metric. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA and Credit Agreement Adjusted EBITDA (as defined below) pursuant to our Credit Agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measures of "constant currency" total revenues and net sales. These measures provide information on the change in total revenues and net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales and total revenues performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the quarters and years ended December 31, 2018 and 2017 as well as for total revenues. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.
For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations-Use of Non-GAAP Financial Measures section of Mylan’s Annual Report on Form 10-K for the year ended December 31, 2018.
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

Reconciliation of Adjusted Net Earnings and Adjusted EPS
Below is a reconciliation of U.S. GAAP net earnings and U.S. GAAP EPS to adjusted net earnings and adjusted EPS for the three months and year ended December 31, 2018 compared to the prior year period:

	Three Months Ended December 31,				Year Ended December 31,
(in millions, except per share amounts)	2018		2017		2018		2017
U.S. GAAP net earnings and U.S. GAAP diluted earnings per share	$51.2	$0.10	$244.3	$0.46	$352.5	$0.68	$696.0	$1.30
Purchase accounting related amortization (primarily included in cost of sales) (a)	551.5		454.8		1,833.9		1,529.7
Litigation settlements and other contingencies, net	1.1		12.7		(49.5)		(13.1)
Interest expense (primarily clean energy investment financing and accretion of contingent consideration)	8.7		10.1		39.7		47.3
Clean energy investments pre-tax loss	20.1		(19.2)		78.7		47.1
Acquisition related costs (primarily included in SG&A and cost of sales) (b)	4.0		12.6		21.4		72.8
Restructuring related costs (c)	37.9		75.2		240.2		188.0
Other special items included in:
Cost of sales (d)	85.7		24.3		225.1		63.5
Research and development expense (e)	17.9		27.8		118.2		117.7
Selling, general and administrative expense (f)	10.5		(1.0)		43.7		11.7
Other expense, net (g)	(0.1)		8.9		25.4		13.8
Tax effect of the above items and other income tax related items	(118.8)		(85.2)		(564.5)		(329.7)
Adjusted net earnings and adjusted EPS	$669.7	$1.30	$765.3	$1.43	$2,364.8	$4.58	$2,444.8	$4.56
Weighted average diluted ordinary shares outstanding	516.5		535.7		516.5		536.7
____________
Significant items for the three months and year ended December 31, 2018 include the following:

(a)
The increase in purchase accounting related amortization is primarily due to the increase in amortization expense as a result of the full impact of certain product rights acquisitions which occurred in 2017, and the current year impact of the 2018 product rights acquisitions. The year ended December 31, 2018 includes impairment charges of $224.0 million.

(b)	Acquisition related costs incurred in 2017 and 2018 consist primarily of integration activities.

(c)
For the year ended December 31, 2018, approximately $118.4 million is included in cost of sales, approximately $17.6 million is included in R&D and approximately $104.5 million is included in SG&A. Refer to Note 17 Restructuring included in Item 8 in the Annual Report on Form 10-K for the year ended December 31, 2018 for additional information.

(d)
The three months and year ended December 31, 2018 include expenses for certain incremental manufacturing variances and site remediation activities as a result of the activities at the Company's Morgantown plant of $50.8 million and 155.8 million, respectively. The three months and year ended December 31, 2018 also include $22.6 million for costs related to the recall of Valsartan products.

(e)	Adjustment primarily relates to non-refundable payments related to development collaboration agreements.

(f)	The increase for the year ended December 31, 2018 is primarily related to bad debt expense of approximately $26.5 million primarily related to a special business interruption event for one customer.

(g)
The increase for the year ended December 31, 2018 is primarily related to mark-to-market losses of investments in equity securities historically accounted for as available-for-sale securities and the cumulative realized gains on such investments.

Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the three months and year ended December 31, 2018 compared to the prior year period (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. GAAP net earnings	$51.2	$244.3	$352.5	$696.0
Add / (deduct) adjustments:
Net contribution attributable to equity method investments	20.1	(19.2)	78.7	58.0
Income tax provision (benefit)	25.8	82.8	(54.1)	207.0
Interest expense	135.2	128.3	542.3	534.6
Depreciation and amortization	608.9	526.0	2,109.9	1,805.8
EBITDA	$841.2	$962.2	$3,029.3	$3,301.4
Add / (deduct) adjustments:
Share-based compensation (income) expense	5.3	10.5	(3.3)	74.7
Litigation settlements and other contingencies, net	1.1	12.7	(49.5)	(13.1)
Restructuring & other special items	158.9	138.2	646.4	428.0
Adjusted EBITDA	$1,006.5	$1,123.6	$3,622.9	$3,791.0
About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 7,500 marketed products around the world, including antiretroviral therapies on which more than 40% of people being treated for HIV/AIDS globally depend. We market our products in more than 165 countries and territories. We are one of the world's largest producers of active pharmaceutical ingredients. Every member of our approximately 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at Mylan.com. We routinely post information that may be important to investors on our website at investor.mylan.com.
Forward-Looking Statements
This release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, our 2019 guidance; looking forward, we can confidently say, through leveraging the diversification across our commercial, operational and scientific platforms, we feel incredibly positive about our ability to deliver a strong top-line financial performance in 2019; we expect to generate total revenues of between $11.5 billion and $12.5 billion, reflecting top-line growth across all three of our geographic segments; our business model is predicated on prioritizing long-term sustainable growth; we will be making incremental investments in our sales and marketing and research and development efforts; we expect to deliver 2019 adjusted EPS in the range of $3.80 to $4.80; we expect to generate adjusted free cash flows between $1.9 billion and $2.3 billion; we are putting a highly disciplined financial lens to unlock latent value from the assets we’ve integrated as we transition to a business model that is predominantly driven by organic growth; in 2019, you can expect us to move our portfolio and pipeline up the value chain, invest organically in our key brands and execute on our impressive commercial assets around the world; we anticipate growth of more than $1 billion in new launches, nearly all of which have already been approved, and which reflects a heavier weighting on specialty and complex generic products aligned with the evolution of the pharmaceutical industry; in 2019, we remain committed to deleveraging and intend to repay at least $1.1 billion of debt during the year; we remain fully committed to maintaining our investment grade credit rating; and any other statements about Mylan’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” "pipeline," “intend,” “continue,” “target,” "seek," and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: actions and decisions of healthcare and pharmaceutical regulators; failure to achieve expected or targeted future financial and operating performance and results; uncertainties regarding future demand, pricing and reimbursement for our products; any regulatory, legal or other impediments to Mylan's ability to bring new products to market, including, but not limited to, where Mylan uses its business judgment and decides to manufacture, market and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and Mylan’s ability to execute on new product opportunities; any changes in or difficulties with our manufacturing facilities, including with respect to our remediation and restructuring activities, supply chain or inventory or our ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on our financial condition, results of operations and/or cash flows; the ability to meet expectations regarding the accounting and tax treatments of acquisitions, including Mylan’s acquisition of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any significant breach of data security or data privacy or disruptions to our information technology systems; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; the impact of competition; identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets being more difficult, time-consuming or costly than anticipated; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with strategic acquisitions, strategic initiatives or restructuring programs within the expected time-frames or at all; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in Mylan's Annual Report on Form 10-K for the year ended December 31, 2018 and our other filings with the Securities and Exchange Commission (the “SEC”). You can access Mylan's filings with the SEC through the SEC website at www.sec.gov or through our website, and Mylan strongly encourages you to do so. Mylan routinely posts information that may be important to investors on our website at investor.mylan.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

Mylan N.V. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Net sales	$3,035.5	$3,189.8	$11,268.7	$11,760.0
Other revenues	43.2	49.1	165.2	147.7
Total revenues	3,078.7	3,238.9	11,433.9	11,907.7
Cost of sales	2,063.1	1,944.3	7,432.3	7,124.6
Gross profit	1,015.6	1,294.6	4,001.6	4,783.1
Operating expenses:
Research and development	148.8	202.4	704.5	783.3
Selling, general and administrative	632.9	659.0	2,441.0	2,575.7
Litigation settlements and other contingencies, net	1.1	12.7	(49.5)	(13.1)
Total operating expenses	782.8	874.1	3,096.0	3,345.9
Earnings from operations	232.8	420.5	905.6	1,437.2
Interest expense	135.2	128.3	542.3	534.6
Other expense (income), net	20.6	(34.9)	64.9	(0.4)
Earnings before income taxes	77.0	327.1	298.4	903.0
Income tax (benefit) provision	25.8	82.8	(54.1)	207.0
Net earnings	51.2	244.3	352.5	696.0
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders
Basic	$0.10	$0.46	$0.69	$1.30
Diluted	$0.10	$0.46	$0.68	$1.30
Weighted average ordinary shares outstanding:
Basic	514.6	533.3	514.5	534.5
Diluted	516.5	535.7	516.5	536.7

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	December 31, 2018	December 31, 2017
ASSETS
Assets
Current assets
Cash and cash equivalents	$388.1	$292.1
Accounts receivable, net	2,881.0	3,612.4
Inventories	2,580.2	2,542.7
Prepaid expenses and other current assets	518.4	766.1
Total current assets	6,367.7	7,213.3
Intangible assets, net	13,664.6	15,245.8
Goodwill	9,747.8	10,205.7
Other non-current assets	2,954.8	3,141.5
Total assets	$32,734.9	$35,806.3
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$699.8	$1,808.9
Current liabilities	3,888.0	4,576.4
Long-term debt	13,161.2	12,865.3
Other non-current liabilities	2,818.8	3,248.1
Total liabilities	20,567.8	22,498.7
Mylan N.V. shareholders' equity	12,167.1	13,307.6
Total liabilities and equity	$32,734.9	$35,806.3

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)
Summary of Total Revenues by Segment

	Three Months Ended
	December 31,
	2018	2017	% Change	2018 Currency Impact (1)	2018 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$1,097.1	$1,302.9	(16)%	$2.5	$1,099.6	(16)%
Europe	1,087.0	1,071.2	1%	39.5	1,126.5	5%
Rest of World	851.4	815.7	4%	55.2	906.6	11%
Total net sales	3,035.5	3,189.8	(5)%	97.2	3,132.7	(2)%

Other revenues (3)	43.2	49.1	(12)%	0.6	43.8	(11)%
Consolidated total revenues (4)	$3,078.7	$3,238.9	(5)%	$97.8	$3,176.5	(2)%

	Year Ended
	December 31,
	2018	2017	% Change	2018 Currency Impact (1)	2018 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$4,095.6	$4,969.6	(18)%	$(0.8)	$4,094.8	(18)%
Europe	4,157.3	3,958.3	5%	(144.5)	4,012.8	1%
Rest of World	3,015.8	2,832.1	7%	88.6	3,104.4	10%
Total net sales	11,268.7	11,760.0	(4)%	(56.7)	11,212.0	(5)%

Other revenues (3)	165.2	147.7	12%	(2.0)	163.2	10%
Consolidated total revenues (4)	$11,433.9	$11,907.7	(4)%	$(58.7)	$11,375.2	(4)%
____________

(1)	Currency impact is shown as unfavorable (favorable).

(2)
The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2018 constant currency net sales or revenues to the corresponding amount in the prior year.

(3)
For the three months ended December 31, 2018, other revenues in North America, Europe, and Rest of World were approximately $27.9 million, $7.3 million, and $8.0 million, respectively. For the year ended December 31, 2018, other revenues in North America, Europe, and Rest of World were approximately $112.4 million, $27.1 million, and $25.7 million, respectively.

(4)	Amounts exclude intersegment revenue that eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. GAAP cost of sales	$2,063.1	$1,944.3	$7,432.3	$7,124.6
Deduct:
Purchase accounting amortization and other related items	(551.5)	(468.9)	(1,833.3)	(1,523.8)
Acquisition related items	(0.5)	(0.9)	(2.9)	(2.8)
Restructuring and related costs	(21.2)	(8.8)	(118.4)	(46.0)
Other special items	(92.3)	(24.3)	(225.1)	(63.5)
Adjusted cost of sales	$1,397.6	$1,441.4	$5,252.6	$5,488.5

Adjusted gross profit (a)	$1,681.1	$1,797.5	$6,181.3	$6,419.2

Adjusted gross margin (a)	55%	55%	54%	54%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. GAAP R&D	$148.8	$202.4	$704.5	$783.3
Deduct:
Acquisition related costs	(0.3)	(0.2)	(1.1)	(1.6)
Restructuring and related costs	(0.6)	(5.9)	(17.6)	(8.4)
Other special items	(17.7)	(27.9)	(118.2)	(118.0)
Adjusted R&D	$130.2	$168.4	$567.6	$655.3

Adjusted R&D as % of total revenues	4%	5%	5%	6%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. GAAP SG&A	$632.9	$659.0	$2,441.0	$2,575.7
Add / (deduct):
Acquisition related costs	(3.2)	(11.5)	(17.5)	(67.5)
Restructuring and related costs	(16.0)	(60.6)	(104.5)	(133.6)
Other special items and reclassifications	(4.2)	15.2	(44.3)	(11.7)
Adjusted SG&A	$609.5	$602.1	$2,274.7	$2,362.9

Adjusted SG&A as % of total revenues	20%	19%	20%	20%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. GAAP total operating expenses	$782.8	$874.1	$3,096.0	$3,345.9
Add / (deduct):
Litigation settlements and other contingencies, net	(1.1)	(12.7)	49.5	13.1
R&D adjustments	(18.6)	(34.0)	(136.9)	(128.0)
SG&A adjustments	(23.4)	(56.9)	(166.3)	(212.8)
Adjusted total operating expenses	$739.7	$770.5	$2,842.3	$3,018.2

Adjusted earnings from operations (b)	$941.4	$1,027.0	$3,339.0	$3,401.0

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. GAAP interest expense	$135.2	$128.3	$542.3	$534.6
Deduct:
Interest expense related to clean energy investments	(1.7)	(2.9)	(8.2)	(12.2)
Accretion of contingent consideration liability	(5.0)	(5.4)	(21.3)	(27.6)
Other special items	(2.0)	(1.8)	(10.2)	(7.5)
Adjusted interest expense	$126.5	$118.2	$502.6	$487.3

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. GAAP other expense (income), net	$20.6	$(34.9)	$64.9	$(0.4)
(Add) / deduct:
Clean energy investments pre-tax income (loss) (c)	(20.1)	19.2	(78.7)	(47.1)
Acquisition related costs	—	—	—	(0.8)
Other items (d)	0.1	(8.9)	(25.2)	(19.5)
Adjusted other expense (income), net	$0.6	$(24.6)	$(39.0)	$(67.8)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. GAAP earnings before income taxes	$77.0	$327.1	$298.4	$903.0
Total pre-tax non-GAAP adjustments	737.3	606.2	2,576.8	2,078.5
Adjusted earnings before income taxes	$814.3	$933.3	$2,875.2	$2,981.5

U.S. GAAP income tax provision (benefit)	$25.8	$82.8	$(54.1)	$207.0
Adjusted tax expense	118.8	85.2	564.5	329.7
Adjusted income tax provision	$144.6	$168.0	$510.4	$536.7

Adjusted effective tax rate	17.8%	18.0%	17.8%	18.0%

	Year Ended
	December 31,
	2018	2017
U.S. GAAP net cash provided by operating activities	$2,341.7	$2,064.8
Add:
Restructuring and related costs (e)	277.0	152.4
Corporate contingencies	194.2	582.2
Acquisition related costs	4.8	29.5
R&D expense	147.5	54.6
Adjusted net cash provided by operating activities	$2,965.2	$2,883.5

Add / (deduct):
Capital expenditures	(252.1)	(275.9)
Proceeds from sale of certain property, plant and equipment	—	19.3
Adjusted free cash flow	$2,713.1	$2,626.9
____________

(a)
U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

(b)
U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code of 1986, as amended.

(d)	Primarily related to mark-to-market losses of investments in equity securities historically accounted for as available-for-sale securities and the cumulative realized gains on such investments.

(e)
For the year ended December 31, 2018 includes approximately $155.8 million of certain incremental manufacturing variances and site remediation expenses as a result of the activities at the Company’s Morgantown plant.

December 31, 2018 Notional Debt to Year Ended December 31, 2018 Mylan N.V. Adjusted EBITDA as calculated under our Credit Agreements ("Credit Agreement Adjusted EBITDA") Leverage Ratio
The stated non-GAAP financial measure December 31, 2018 notional debt to year ended December 31, 2018 Credit Agreement Adjusted EBITDA leverage ratio is based on the sum of (i) Mylan's adjusted EBITDA for the year ended December 31, 2018 and (ii) certain adjustments permitted to be included in Credit Agreement Adjusted EBITDA as of December 31, 2018 pursuant to the revolving credit facility dated as of July 27, 2018 (as amended, supplemented or otherwise modified from time to time), among Mylan Inc., as borrower, the Company, as guarantor, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and the Company's term loan credit facility dated as of November 22, 2016 (as amended, supplemented or otherwise modified from time to time), among the Company, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Goldman Sachs Bank USA, as administrative agent (together, the "Credit Agreements") as compared to Mylan's December 31, 2018 total debt and other current obligations at notional amounts.

Year Ended
December 31, 2018
Mylan N.V. Adjusted EBITDA	$3,622.9
Add: other adjustments including estimated synergies	89.8
Credit Agreement Adjusted EBITDA	$3,712.7

Reported debt balances:
Long-term debt, including current portion	$13,816.4
Short-term borrowings and other current obligations	264.9
Total	$14,081.3
Add / (deduct):
Net discount on various debt issuances	36.6
Deferred financing fees	74.6
Fair value adjustment for hedged debt	(2.9)
Total debt at notional amounts	$14,189.6

Notional debt to Credit Agreement Adjusted EBITDA Leverage Ratio	3.8
Long-term average debt to Credit Agreement Adjusted EBITDA leverage ratio target of ~3.0x
The stated forward-looking non-GAAP financial measure, targeted long term average leverage of ~3.0x debt-to-Credit Agreement Adjusted EBITDA, is based on the ratio of (i) targeted long-term average debt, and (ii) targeted long-term Credit Agreement Adjusted EBITDA. However, the Company has not quantified future amounts to develop the target but has stated its goal to manage long-term average debt and adjusted earnings and EBITDA over time in order to generally maintain the target. This target does not reflect Company guidance.